Exhibit 4.12

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), entered into as of December 11, 2006, is by and between RAIT Investment Trust, a Maryland real estate investment trust (“Assignee”), and Taberna Realty Finance Trust, a Maryland real estate investment trust (“Assignor”). All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to Section 4.6 of the Agreement and Plan of Merger, dated as of June 8, 2006, by and among Assignee, RT Sub Inc, a Maryland corporation and subsidiary of Assignee (“Merger Sub”), and Assignor (the “Merger Agreement”), Assignee has agreed to assume all of Assignor’s rights and obligations under the Amended and Restated Registration Rights Agreement, dated August 11, 2005, by and between Assignor, Friedman, Billings & Co., Inc., et al (the “Registration Rights Agreement”) with respect to those shareholders of Assignor, listed on Exhibit A hereto, who are both parties to the Registration Rights Agreement and “affiliates” of Assignor (as defined in Section 6.8 of the Merger Agreement) as of the date of Company Shareholders Meeting (each, a “Holder”); and

WHEREAS, as a result the parties hereto desire to execute this Agreement to further evidence the assignment by Assignor of such rights and the assumption by Assignee of such obligations.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Assignment. Assignor hereby transfers, assigns and sets over to Assignee all of its rights under the Registration Rights Agreement with respect to each Holder (the “Rights”).

Section 2. Assumption. Assignee hereby assumes from Assignor all of Assignor’s obligations under the Registration Rights Agreement with respect to each Holder (the “Obligations”).

Section 3. Rights of Holders. Each Holder shall have the same rights with respect to the securities of Assignee that such Holder receives as a result of the Merger as such Holder possesses under the Registration Rights Agreement with respect to the securities of the Assignor.

Section 4. Further Assurances. At any time and from time to time after the date hereof, at the request of the other party, and without further consideration therefor, the parties shall execute and deliver such other instruments and take such other action as the other party may reasonably request with respect to the transfer of the Rights or the assumption of the Obligations.

SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE

LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 6. Severability of Provisions. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7. Amendments. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

Section 8. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9. Counterparts. This Agreement may be executed in several counterparts or by facsimile transmission, each of which shall be deemed as original, and all of which shall constitute one and the same instrument.

Section 10. Conflicts. In the event of any conflict between the terms of this Agreement and Section 4.6 of the Merger Agreement, the terms of Section 4.6 of the Merger Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TABERNA REALTY FINANCE TRUST

By:	/s/ Raphael Licht
Name: Raphael Licht Title: Chief Administrative Officer, Executive Vice President, Chief Legal Officer and Secretary

RAIT INVESTMENT TRUST

By:	/s/ Kenneth R. Frappier
Name: Kenneth R. Frappier Title: Senior Vice President

EXHIBIT A

NAME	NUMBER OF REGISTERABLE SECURITIES	NUMBER OF ASSIGNEE COMMON SHARES[1]
Eton Park Capital Management, L.P.	7,540,000	4,063,306
Mercury Real Estate Advisors LLC	5,360,900	2,888,989
		Total Assignee Common Shares: 6,952,295

[1]	Based on Exchange Ratio of 0.5389.